Exhibit 10.1

KANSAS CITY SOUTHERN
2008 STOCK OPTION AND PERFORMANCE AWARD PLAN

NON-QUALIFIED STOCK OPTION, RESTRICTED SHARE AND PERFORMANCE SHARE
AWARD AGREEMENT

By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), grants to you, [Name], an employee of the Company or an Affiliate, (“you”), (i) a non-qualified stock Option to purchase the number of shares of the Company’s Common Stock set forth below, (ii) the number of Restricted Shares set forth below, and (iii) the number of Performance Shares set forth below, which Performance Shares represent a conditional right to receive a number of Shares determined by the satisfaction of performance goals for an applicable Performance Period; all subject to the terms and conditions set forth below and in the attached Exhibit A and in the Kansas City Southern 2008 Stock Option and Performance Award Plan (including Committee rules, regulations, policies and procedures established thereunder), as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement.

NON-QUALIFIED STOCK OPTION

Grant Date:	[Date]
Number of Options:	[Number of options]
Option Price:	[Grant date FMV]

This Option shall become exercisable in accordance with the schedule below, provided you remain continuously employed by the Company or an Affiliate from the Grant Date to such date. The term of the Option shall be ten (10) years from the Grant Date unless terminated earlier as provided in Exhibit A or in the Plan.

Number of Options Exercisable	Date Exercisable
[ ]	February 23, 2012
[ ]	February 23, 2013
[ ]	February 23, 2014

RESTRICTED SHARES

Grant Date:	[Date]
Number of Restricted Shares:	[Number of shares]
Period of Restriction/Vesting Date:	February 28, 2014

PERFORMANCE SHARES

Grant Date:	[Date]
Number of Performance Shares (at target) for 2011 Performance Period:	[Number of shares]
Number of Performance Shares (at target) for 2012 Performance Period:	[Number of shares]
Number of Performance Shares (at target) for 2013 Performance Period:	[Number of shares]
Vesting Date for all three Performance Periods:	Later of: (i) February 28, 2014, or (ii) the date the Committee certifies that the Performance Goals for the 2013 Performance Period are (or are not) satisfied.

The Award evidenced by this Agreement shall not be effective unless you have indicated your acceptance of this Agreement by signing one copy of this Agreement in the space provided below and returning it to the Corporate Secretary’s Office, in the envelope provided, promptly after your receipt of this Agreement from the Company. You should retain one copy of this Agreement for your records.

Kansas City Southern

By:
Name and Title:

ACCEPTANCE OF GRANTEE: (To be completed by grantee and returned to Corporate Secretary’s Office)

As described in the attached Exhibit A, you may make your tax payment with respect to your Restricted Share and Performance Share Awards by check or by share withholding. If you decide to make your payment by check, you will need to provide a check for the full payment on the tax liability date. If you decide to make your payment by share withholding, the Company will withhold the necessary number of shares to pay the tax withholding from the Restricted Shares or Performance Shares when they vest. Whole shares only will be withheld, having a value on the vesting date not greater than the tax payment due. You will need to provide a check for any remaining amount of the tax payment due. The Corporate Secretary’s office will notify you of the amount due and the date by which payment will be required. Checks must be made payable to “Kansas City Southern.”

Please indicate below how you will make your tax withholding payment with respect to your Restricted Shares and Performance Shares and return this form to the Corporate Secretary’s office.

I irrevocably elect to pay the tax withholding on the above referenced Restricted Shares and Performance Shares by (choose only one):

Check, or
Share Withholding (whole shares only; a check will need to be provided for any amount due in excess of the value of the withheld shares.)

I understand that my election above does not apply to tax withholding on my Non-Qualified Stock Options and that I may make a tax withholding election with respect to my Non-Qualified Stock Options in accordance with the terms of Exhibit A.

I further understand that, by signing below, I hereby accept the above Award on the terms and conditions set forth herein and in attached Exhibit A.

ACCEPTED AND AGREED:

Date:
[Name of Grantee] [Address] [City, State, Zip]

EXHIBIT A
to
NON-QUALIFIED STOCK OPTION, RESTRICTED SHARE AWARD, AND
PERFORMANCE SHARE AWARD AGREEMENT

You received three Awards under this Agreement: an Award of Non-Qualified Stock Options, an Award of Restricted Shares and an Award of Performance Shares. This Exhibit A consists of three sections. The first section applies to your Award of Non-Qualified Stock Options. The second section applies to your Award of Restricted Shares. The third section applies to your Award of Performance Shares. The fourth section contains provisions that apply to all your three types of Awards.

Non-Qualified Stock Option Award

1. Manner of Exercise. This Option shall be exercised by delivering to the Company (or its authorized agent), during the period in which such Option is exercisable, (i) a notice, which may be electronic, of your intent to purchase a specific number of Shares pursuant to this Option (a “Notice of Exercise”), and (ii) full payment of the Option Price for such specific number of Shares. Payment may be made by any one or more of the following means:

(a) cash, personal check, or wire transfer;

(b) if approved and permitted by the Committee, Shares owned by you with a Fair Market Value on the last complete stock trading day preceding such exercise equal to the Option Price, which such Shares must be fully paid, non-assessable, and free and clear from all liens and encumbrances;

(c) if approved and permitted by the Committee, through the sale of the Shares acquired on exercise of this Option through a broker to whom you have submitted irrevocable instructions to deliver promptly to the Company an amount sufficient to pay for such Shares, together with, if required by the Company, the minimum statutory amount of federal, state, local or foreign withholding taxes payable by reason of such exercise. A copy of such delivery instructions must also be delivered to the Company by you with the Notice of Exercise; or

(d) if approved and permitted by the Committee, with Restricted Shares owned by you with a Fair Market Value on the last complete stock trading day preceding such exercise equal to the Option Price, in which case an equal number of Shares delivered on exercise of the Option will carry the same restrictions as the Restricted Shares tendered to pay the exercise price.

The exercise of the Option shall become effective at the time such a Notice of Exercise has been received by the Company, which must be before the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), unless an earlier date is provided herein. You shall not have any rights as a stockholder of the Company with respect to the Shares deliverable upon exercise of this Option until ownership of such Shares is recorded in your name on the books of the Company

If the Option is exercised as permitted herein by any person or persons other than you, such Notice of Exercise shall be accompanied by such documentation as Company may reasonably require, including without limitation, evidence of the authority of such person or persons to exercise the Option and evidence satisfactory to Company (if required by the Company) that any death taxes payable with respect to such Shares have been paid or provided for.

2. Exercisability. This Option shall become exercisable upon the date(s) specified in this Award Agreement, provided you remain continuously employed by the Company or an Affiliate from the Grant Date to such date(s) the Option becomes exercisable. This Option shall also become fully exercisable upon your Termination of Affiliation on account of: (a) Retirement, (b) death or (c) Disability. For purpose of your Option, Retirement means “Retirement” as defined in the Plan (Termination of Affiliation after having both attained age 55 and completed 10 years of service) and as otherwise specified in Committee rules, regulations or policies (currently Termination of Affiliation after having attained age 65).

3. Change of Control. This Option shall become fully exercisable upon a Change of Control, provided you have not had a Termination of Affiliation prior to such Change of Control.

4. Exercise After Termination of Affiliation. This Option may be exercised only while you are employed by the Company or an Affiliate, except that this Option may also be exercised after the date on which you have a Termination of Affiliation (“Termination Date”) as follows:

(i) if you have a Termination of Affiliation by reason of your Retirement, you may exercise this Option at any time during the first five (5) years after your Termination Date;

(ii) if you have a Termination of Affiliation by reason of your Disability, you may exercise this Option at any time during the first twelve (12) months after your Termination Date;

(iii) if you have a Termination of Affiliation by reason of your death, the executor or administrator of your estate, your heirs or legatees, or beneficiary designated in accordance with the Plan, as applicable, may exercise this Option at any time during the first twelve (12) months after your Termination Date; and

(iv) if you have a Termination of Affiliation for any reason other than as described in subparagraph (i), (ii) or (iii) above, or as provided in paragraph 5, you may exercise this Option at any time during the first three (3) months after your Termination Date;

provided, however, that (x) except as otherwise provided in paragraphs 2 or 3 of this Non-Qualified Stock Option Award section, this Option may be exercised after your Termination Date only to the extent it is exercisable on the Termination Date, and (y) under no circumstances may this Option be exercised on or after the Expiration Date. For purposes of this paragraph 4, if you are employed by an Affiliate of the Company, you will be deemed to have had a Termination of Affiliation as of the first day on which such corporation ceases to be an Affiliate of the Company.

5. Affiliation with Competitor/Dismissal for Cause. Notwithstanding anything to the contrary contained herein, if you have a Termination of Affiliation due to a dismissal for Cause, or if you, without Company’s consent, become associated with, employed by, render service to, or own any interest in (other than any non-substantial interest, as the Committee from time to time determines) any business that is in competition with (i) the Company or (ii) any Related Company (as defined below), this Option shall terminate and cease to be exercisable immediately upon such event. For purposes of this paragraph, Related Company means (i) any individual or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, and (ii) any entity in which the Company owns, directly or indirectly, twenty percent (20%) or more of the combined value of all equity interests.

6. Limited Transferability of Option. Except as provided in the immediately following sentence, this Option is exercisable during your lifetime only by you or your guardian or legal representative, and this Option is not transferable except by will or the laws of descent and distribution. To the extent and in the manner permitted by the Committee, and subject to such terms, conditions, restrictions or limitations as may be prescribed by the Committee, you may transfer this Option to (i) your spouse, sibling, parent, child (including an adopted child) or grandchild (any of which an “Immediate Family Member”); (ii) a trust, the primary beneficiaries of which consist exclusively of you or your Immediate Family Members; or (iii) a corporation, partnership or similar entity, the owners of which consist exclusively of you or your Immediate Family Members.

7. Fractional or De Minimis Shares. The Option shall not be exercisable with respect to a fractional share or with respect to fewer that ten (10) Shares, unless the remaining Shares are fewer than ten (10).

8. Nonstatutory Option. This Option has been designated by the Committee as a Nonstatutory Option; it does not qualify as an Incentive Stock Option.

Restricted Shares Award

1. Payment. The Restricted Shares are awarded to you without requirement of payment.

2. Transfer Restrictions. Until the restrictions lapse, the Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to Article 14 of the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Certificates will be transferred to you only as provided in paragraph 3 of this Restricted Shares Award section.

3. Record of Ownership. The number of your Restricted Shares with respect to which the restrictions have lapsed will be released from restrictions on the books of the Company. Delivery may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, those Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares. Until the restrictions lapse, your Restricted Shares either will be evidenced by certificates held by or on behalf of the Company (in which case you will sign and deliver to the Company a stock power relating to the Restricted Shares so that the Company may cancel the Restricted Shares in the event of forfeiture), or the Restricted Shares will be reflected in a book-entry form or other account maintained by the Company, as determined by the Company.

4. Rights as Stockholder. During the Period of Restriction you will have all of the rights of a stockholder of the Company with respect to the Restricted Shares subject to the provisions of paragraph 2 of this Restricted Shares Award section.

5. Lapse of Restrictions Other than Upon Retirement. The Restricted Shares will vest and no longer be subject to restrictions upon the first of the following events to occur:

(a) The end of the Period of Restriction, provided your Termination of Affiliation does not occur prior to that date; or

(b) Your Termination of Affiliation by reason of your death;

(c) Your Termination of Affiliation by reason of your Disability; or

(d) A Change of Control.

6. Nonforfeitability of Shares Upon Retirement. Notwithstanding any provision in this Agreement to the contrary, if you satisfy the conditions for Retirement prior to the expiration of the Period of Restriction, then your Restricted Shares will become non-forfeitable in accordance with (a), (b) or (c) below, as applicable:

(a) If you first satisfy the conditions for Retirement on or before February 29, 2012, then (i) one-third (1/3) of your Restricted Shares will become non-forfeitable on February 29, 2012 provided you have not incurred a Termination of Affiliation before such date; (ii) an additional one-third (1/3) of your Restricted Shares will become non-forfeitable on February 28, 2013 provided you have not incurred a Termination of Affiliation before such date; and (iii) the final one-third (1/3) of your Restricted Shares will become non-forfeitable on February 28, 2014 provided you have not incurred a Termination of Affiliation before such date.

(b) If you first satisfy the conditions for Retirement after February 29, 2012 but on or before February 28, 2013, then (i) one-third (1/3) of your Restricted Shares will become non-forfeitable on the last day of the month during which you first satisfy the conditions for Retirement provided you have not incurred a Termination of Affiliation before such date; (ii) an additional one-third (1/3) of your Restricted Shares will become non-forfeitable on February 28, 2013 provided you have not incurred a Termination of Affiliation before such date; and (iii) the final one-third (1/3) of your Restricted Shares will become non-forfeitable on February 28, 2014 provided you have not incurred a Termination of Affiliation before such date; and

(c) If you first satisfy the conditions for Retirement after February 28, 2013 but on or before February 28, 2014, then (i) two-thirds (2/3) of your Restricted Shares will become non-forfeitable on the last day of the month during which you first satisfy the conditions for Retirement provided you have not incurred a Termination of Affiliation before such date; and (ii) the final one-third (1/3) of your Restricted Shares will become non-forfeitable on February 28, 2014 provided you have not incurred a Termination of Affiliation before such date.

Although certain of your Restricted Shares may become non-forfeitable as set forth above prior to the expiration of the Period of Restriction, such Shares shall remain subject to the restrictions on transfer set forth in paragraph 2 of this Restricted Shares Award section until the earlier of your Termination of Affiliation or the expiration of the Period of Restriction. For purposes of the foregoing, you will satisfy the conditions for “Retirement” only if you have attained age 55 and completed 10 years of service, or you have attained age 65, prior to your Termination of Affiliation.

7. Acceleration of Vesting. The Committee may at any time or times in its discretion accelerate the vesting of some or all of your Restricted Shares by specifying a date, other than what is provided in this Agreement, on which the Period of Restriction ends and such Shares will no longer be subject to restrictions. Any such Shares that become vested under this paragraph 7 will not be forfeited under paragraph 8 of this Restricted Shares Award section.

8. Forfeiture. If you have a Termination of Affiliation prior to any of the events specified in paragraphs 5, 6 or 7 of this Restricted Shares Award section, then you will forfeit your Restricted Shares that are not vested upon such Termination of Affiliation. All of your rights to and interest in any Restricted Shares that are forfeited under this paragraph 9 will terminate upon forfeiture.

Performance Shares Award

1. Payment. The Performance Shares are awarded to you without requirement of payment by you.

2. Transfer Restrictions. The Performance Shares are rights that may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to Article 11 of the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

3. Number of Shares Earned. Your Award of Performance Shares specifies a number of Performance Shares awarded with respect to each of three different Performance Periods. The number of Performance Shares designated for a Performance Period represents a target number of Shares to be earned if the Company performance goals (the “Performance Goals”) are met during the Performance Period. As of the last day of each Performance Period, the Committee will determine, in accordance with this paragraph 3, the number of Shares, if any, earned by you with respect to that Performance Period. The earned Shares will be paid as provided in paragraph 7 of this Performance Shares Award section subject to satisfaction of the vesting requirements and forfeiture provisions of paragraph 4 and paragraph 11 of this Performance Shares Award section. The number of Shares earned by you for a Performance Period will equal the percentage determined under this paragraph 3 (the “Applicable Percentage”) multiplied by the number of Performance Shares awarded to you for the Performance Period. The Committee will determine the Applicable Percentage as soon as practicable after the audited financial statements are received for each applicable Performance Period. To determine the Applicable Percentage, the Committee will compare the Company’s actual performance for the Performance Period to the Performance Goals for the Performance Period as set forth on the schedule of Performance Goals attached to this Exhibit A (the “Schedule”). The Schedule describes and defines three levels of Performance Goals: Threshold, Target and Maximum. The Schedule also specifies the Applicable Percentage for each Performance Period if the actual performance for the Performance Period is at Threshold, Target or Maximum. If the actual performance is between Threshold and Target, then the Applicable Percentage will be prorated between the specified Applicable Percentage for Threshold and the specified Applicable Percentage for Target. If the actual performance is between Target and Maximum, then the Applicable Percentage will be prorated between the specified Applicable Percentage for Target and the specified Applicable Percentage for Maximum. If the actual performance is below Threshold, then the Applicable Percentage will be 0%. If the actual performance is above Maximum, then the Applicable Percentage will be 200%. For purposes of the foregoing, any fractional Share earned with respect to any Performance Period shall be rounded down to the nearest whole Share.

4. Vesting. The number of Shares earned as determined under paragraph 3 of this Performance Shares Award section will be paid to you only if you become vested in the Shares. You will become vested in the Shares on the Vesting Date provided you do not have a Termination of Affiliation prior to the Vesting Date except as otherwise provided in paragraph 5 and paragraph 6 of this Performance Shares Award section, and subject to any other forfeiture of Shares under paragraph 10 of this Performance Shares Award section. If you have a Termination of Affiliation prior to the Vesting Date, then except as provided in paragraph 5 and paragraph 6 of this Performance Shares Award section, you will forfeit all Performance Shares, and will have no right to earn or receive payment of any Shares under this Agreement.

5. Termination of Affiliation Due to Retirement. If you have a Termination of Affiliation prior to the Vesting Date due to Retirement, then upon such Termination of Affiliation: (a) you will become vested in Shares earned, as determined under paragraph 3 of this Performance Shares Award section, with respect to all Performance Periods completed as of the date of your Termination of Affiliation; and (b) you will forfeit all Performance Shares awarded to you with respect to any Performance Period that is uncompleted as of the date of your Termination of Affiliation and you will have no right to earn or receive payment of any Shares with respect to any Performance Period that is uncompleted as of the date of your Termination of Affiliation. For purposes of your Performance Share Award, Retirement means “Retirement” as defined in the Plan (Termination of Affiliation after having both attained age 55 and completed 10 years of service) and as otherwise specified in Committee rules, regulations or policies (currently Termination of Affiliation after having attained age 65).

6. Termination of Affiliation Due to Change in Control, Death or Disability. If you have a Termination of Affiliation prior to the Vesting Date due to a Change in Control or due to your death or Disability, then upon such Termination of Affiliation: (a) you will become vested in Shares earned, as determined under paragraph 3 of this Performance Shares Award section, with respect to all Performance Periods completed as of the date of your Termination of Affiliation; and (b) with respect to any Performance Period that is uncompleted as of the date of your Termination of Affiliation, you will be deemed to have earned a number of Shares determined under paragraph 3 of this Performance Shares Award section as if the Performance Goals were at Target, subject to any adjustment by the Committee under the last sentence of paragraph 3.

7. Payment of Shares. Except as provided in the following sentence, the Shares, if any, earned by you under this Agreement, and not forfeited under this Agreement, will be delivered to you, or your beneficiary if you are deceased, for the number of Shares earned as soon as practicable after the latest to occur of (a) the Vesting Date, or (b) the determination of the number of all Shares, if any, earned by you under this Agreement with respect to all Performance Periods. Notwithstanding the preceding sentence, in the event of vesting prior to the Vesting Date under the provisions of paragraph 5 or paragraph 6 of this Performance Shares Award section, then the Shares, if any, earned by you for a Performance Period will be delivered to you or your beneficiary as soon as practicable after the latest to occur of (a) your Termination of Affiliation, or (b) the determination of the number of Shares, if any, earned by you under this Agreement with respect to all Performance Periods. Delivery of Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, your Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares.

8. Deferral of Payment of Shares. You may elect to defer the time your earned Shares are otherwise to be paid under paragraph 7 of this Performance Shares Award section in accordance with the provisions of a deferral policy established by the Committee at any time or times. Any such deferral policy established by the Committee may be amended from time to time. If you make an authorized election to defer the payment of earned Shares pursuant to such a policy, and if the Company declares a dividend payable to shareholders of record as of a date during such period of deferral, then the Company will pay to you a cash amount equal to the dividend amount (a “dividend equivalent payment”) you would have received with respect to such deferred Shares had the payment of such Shares not been deferred and had you been the owner of such Shares on the record and payment dates of such dividend. Any dividend equivalent payment to be made to you under the preceding sentence will be made on the payment date of the dividend.

9. Rights as Stockholder. Prior to the time you receive a payment of Shares under this Agreement, you will have no rights of a stockholder of the Company with respect to your Performance Shares or any Shares which may be or have been earned by you. Accordingly, with respect to the Performance Shares or any unearned or earned but unpaid Shares, in addition to the restrictions under paragraph 2 of this Performance Shares Award section, you will not have the right to vote, you will not receive or be entitled to receive cash or non-cash dividends, and you will not have any other beneficial rights as a shareholder of the Company. The provisions of this paragraph 9 do not affect your right, if any, to receive dividend equivalent payments under paragraph 8 of this Performance Shares Award section.

9. Acceleration of Vesting Date. The Committee may at any time or times in its discretion accelerate the Vesting Date. The Committee will accelerate the Vesting Date by specifying an earlier Vesting Date. Acceleration of the Vesting Date under this paragraph 10 will not result in an earlier payment of any Shares.

10. Additional Forfeiture Provision and Repayment Obligation. Notwithstanding any provisions of this Agreement to the contrary, if the Committee determines that you have engaged in Gross Misconduct as defined in this paragraph 11, then: (a) you will immediately forfeit all Performance Shares awarded to you, and all earned or unearned Shares, for all Performance Periods under this Agreement, and you will have no right to receive payment of any Shares under this Agreement and (b) you will repay to the Company a number of Shares, or a dollar amount equal to the current Fair Market Value of a number of Shares, equal to the number of Shares previously paid to you under this Agreement. For purposes of this paragraph 11, Gross Misconduct means intentional conduct in disregard of the Company’s expectations of someone in your position with the Company that has caused significant financial harm to the Company, whether occurring before or after your Termination of Affiliation.

Provisions Applicable to Your Non-Qualified Stock Option Award, Restricted Shares Award and
Performance Share Award

1. Plan Governs. The Non-Qualified Stock Option Award, Restricted Shares Award and Performance Share Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by this reference. All capitalized terms used in this Agreement have the meaning set forth in the Plan unless otherwise defined in this Agreement. By executing this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and you acknowledge that the Award is subject to all the terms and provisions of the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Plan Committee with respect to any questions arising under the Plan. By signing this Agreement with respect to your Non-Qualified Stock Option Award, you are not obligated to exercise all or any part of this Option or any other Option.

2. Tax Withholding. As of any date that a required tax withholding liability (“Required Withholding”) occurs, you must remit the minimum amount necessary to satisfy the Required Withholding. The Company will not deliver Shares to you or release the restrictions on Shares under this Agreement unless you remit (or in appropriate cases agree to remit) or otherwise provide for the Required Withholding as described below. In the event the Required Withholding is not equal to the number of whole Shares used to satisfy such Required Withholding as provided below, you will be required to pay the additional amount in cash, either by a cash payment or by withholding from compensation otherwise payable to you.

(a) With respect to your Non-Qualified Stock Option Award, the Committee may require you to satisfy the Required Withholding by any (or a combination) of the following means: (a) a cash payment; (b) withholding from compensation otherwise payable to you; (c) withholding from any of your Restricted Shares that are no longer subject to forfeiture, from Shares purchased upon exercise of an Option, or from any Shares payable to you a number of Shares sufficient to pay the minimum statutory amount of the Required Withholding; or (d) delivering to the Company Mature Shares having a Fair Market Value sufficient to pay the minimum statutory amount of the Required Withholding. The Committee may give you the opportunity to elect to satisfy such Required Withholding in one or more of the above methods. If this election is extended to you, the Committee hereby accepts your irrevocable election made prior to the time the Required Withholding liability occurs. The Company retains the discretion to require a specific method of withholding and may exercise such discretion at any time prior to the Required Withholding or, if applicable, the earlier date of your irrevocable election.

(b) With respect to your Restricted Shares Award and Performance Share Award, the Committee may require you to satisfy the Required Withholding by either (or a combination) of the following means: (a) a cash payment, or (b) withholding from your Restricted Shares or Performance Shares that are no longer subject to forfeiture a number of whole Shares sufficient to pay the minimum statutory amount of the Required Withholding. The Committee may give you the opportunity to elect to satisfy such Required Withholding in one or both of the above methods. If this election is extended to you, the Committee hereby accepts your irrevocable election made prior to the time the Required Withholding liability occurs. The Company retains the discretion to require a specific method of withholding and may exercise such discretion at any time prior to the Required Withholding or, if applicable, the earlier date of your irrevocable election.

3. No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.

4. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the shareholder records of the Company, or such other address as you have designated under this paragraph.

5. Tax Consultation. Your signature on this Agreement means that you understand that you may incur tax consequences as of any date that a number (which may be all or part) of your Restricted Shares or Performance Shares would no longer be forfeited if you were to have a Termination of Affiliation on such date, and that special tax rules apply with respect to your Non-Qualified Stock Option. You agree to consult with any tax consultants you think advisable in connection with tax issues regarding your Non-Qualified Stock Option Award, Restricted Shares Award and Performance Share Award and you acknowledge that you are not relying, and will not rely, on the Company or any Affiliate for any tax advice. Please see Section 17.2 of the Plan regarding Code Section 83(b) elections with respect to your Restricted Shares.

6. Amendment. The Company reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

7. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

8. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

9. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

10. No Waiver. The failure of Company in any instance to exercise any of its rights granted under this Agreement or the Plan shall not constitute a waiver of any other rights that may arise under this Agreement.

11. Right of Recovery. Notwithstanding any provisions of this Agreement to the contrary, the Company may recover from you any amount paid or payable pursuant to this Agreement which is required to be recovered under the rules of any exchange on which the Company’s Shares are registered and any amount the Committee determines is appropriate under the Company’s policies regarding recovery of incentive compensation, as such policies may be effect from time to time.

Schedule of Performance Goals for Performance Shares

	Return on Invested
	Capital
	(ROIC)[1]	Operating Ratio (OR)[2]	Earned Percentage
Performance Level	(75% Weighting)	(25% Weighting)	of Incentive Target
2011
Threshold	[ ]	[ ]	50%
Target	[ ]	[ ]	100%
Maximum	[ ]	[ ]	200%
2012

Threshold	[ ][3]	[ ][3]	50%
Target	[ ][3]	[ ][3]	100%
Maximum	[ ][3]	[ ][3]	200%
2013

Threshold	[ ][4]	[ ][4]	50%
Target	[ ][4]	[ ][4]	100%
Maximum	[ ][4]	[ ][4]	200%

[1]	ROIC is defined as the quotient of the Company’s net operating profit after taxes (“NOPAT”) for the applicable performance period divided by the Company’s invested capital where (i) NOPAT is the sum of the Company’s net income plus interest expense, interest on the present value of the Company’s operating leases, and debt retirement costs (all preceding items tax effected), with further adjustments to eliminate the after-tax effects of any foreign exchange gains/losses and changes in accounting principles, and (ii) invested capital is the sum of the Company’s average equity balance, average debt balance and the present value of the Company’s operating leases, with further adjustments to eliminate the average equity impacts of changes in accounting principles.

[2]	OR is defined as the Company’s consolidated operating ratio.

[3]	The Performance Goals for 2012 will be determined by the KCS Compensation and Organization Committee within 90 days of the commencement of the 2012 Performance Period, and this Schedule will be updated accordingly.

[4]	The Performance Goals for 2013 will be determined by the KCS Compensation and Organization Committee within 90 days of the commencement of the 2013 Performance Period, and this Schedule will be updated accordingly.